Exhibit 10.25

June 16, 2011

Barry Carter

1210 Lorraine Court

Southlake, TX 76092

Dear Barry:

I am pleased to confirm our offer of employment to join TMX Finance LLC (the “Company”).

Your responsibilities have been outlined during your discussions with us. In making this offer, we express not only our recognition of your credentials and accomplishments but also our enthusiasm of you joining the Company. The following information explains the provisions of your agreement to join the Company:

TERMS OF AGREEMENT

Position: Chief Information Officer

Status: Exempt

Manager: John Robinson, President

Department: Information Technology

Effective Date: Employment to begin no later than August 15, 2011

Base Salary: Will be paid in bi-weekly installments on a graded scale determined below. Please note your salary amount is based upon your effective date.

Cash Compensation

Year 1:	$400,000
Year 2:	$425,000
Year 3:	$450,000
Year 4:	$475,000
Year 5:	$500,000

Guaranteed Bonus: You are eligible for a guaranteed bonus equal to forty percent (40%) of your annual base salary. The bonus will be paid monthly at a rate of one twelfth of the total bonus amount. Payment will begin on the first full month of employment and will be paid on the second pay period.

Year 1:	$13,333 monthly bonus
Year 2:	$14,167 monthly bonus
Year 3:	$15,000 monthly bonus
Year 4:	$15,833 monthly bonus
Year 5:	$16,667 monthly bonus

*	Base salary and bonus years are calculated using effective start date

Profit-Based Bonus Plan: In addition, you are eligible to participate in a Profit-Based Bonus Plan. The bonus will be calculated as .10% of the consolidated EBITDA of the Company for the prior fiscal year ending December 31. The bonus will be paid annually on or before March 31 of the year following the fiscal year for which the bonus is payable. The first year bonus to be paid on or before March 31, 2012 will be prorated based on your effective date. For example, if your effective date is August 1, 2011, on or before March 31, 2012, you will receive 5/12ths of the bonus calculated by multiplying .10% by the Company’s 2011 consolidated EBITDA.

Using sample EBITDA figures (without representation as to the future EBITDA of the Company), the Profit-Based Bonus Plan would function as shown in the example below:

Payment Date	Est. EBITDA(1)	Share %	Payout
3/31/2012:	$150MM	.10%	$62,500	(2)
3/31/2013:	$213MM	.10%	$213,000
3/31/2014:	$290MM	.10%	$290,000
3/31/2015:	$411MM	.10%	$411,000
3/31/2016:	$622MM	.10%	$622,000

(1)	Management estimates. There is no guarantee of future performance and actual results may differ materially from those presented here for illustrative purpose only.
(2)	Assumes an August 1, 2011 start date for illustrative purposes only.

In the event of a Change in Control that results in your position being terminated within the first 12 months from the Change in Control date, you shall receive an additional six months of base salary paid in normal pay cycle installments, and six months of medical reimbursement paid monthly. A “Change in Control” means the occurrence of any one of the following events:

(a) any person or persons (in each case, excluding Tracy Young, any family member of Tracy Young or any entity owned 100% by Tracy Young) acting as a group (within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), directly or indirectly, either (i) 51% or more of the then-outstanding membership interests of the Company or (ii) securities of the Company representing 51% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of managers or directors (the “Company Voting Securities”); provided, however, that for the purposes of this subsection (a), the following acquisitions of membership interests or the Company Voting Securities shall not constitute a Change in Control: (A) an acquisition by the Company or an affiliate of the Company, (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate of the Company, or (C) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (b) below); or

(b) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary of the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the assets of the Company’s subsidiaries (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (i) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Company membership interests and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of the then outstanding membership interests or shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of managers or directors, respectively, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or membership interests either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding membership interests and the outstanding Company Voting Securities, as the case may be, and (ii) no person (other than (A) the Company or any affiliate of the Company, (B) the Surviving Entity or its ultimate parent entity, (C) Tracy Young, (D) any family member of Tracy Young, (E) any entity owned 100% by Tracy Young or (F) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 50% or more of the total membership interests or common stock of 50% or more of the total voting power of the outstanding voting securities eligible to elect managers or directors of the Surviving Entity (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (i) and (ii) above shall be deemed to be a “Non-Qualifying Transaction”).

Paid Time Off: Upon the Effective Date, you will accrue 3.69 hours of Paid Time Off (PTO) per pay period for a total of 12 days per year. In addition, you have been granted an additional 3 days of Paid Time Off (PTO) to use in conjunction with your relocation. Your vacation scheduled for September 20-23, November 21-23 and December 27-30 has been approved in advance with pay.

Health Insurance Allowance: You are entitled to reimbursement for actual health premium costs for your family up to a maximum of $750.00 (subject to all applicable payroll taxes) per month.

401k Plan: All employees are eligible to participate in the 401k plan during the first open enrollment held six months after the Effective Date. Open enrollments are held four times per year. If you are a participant in the plan, after one full year of service, the Company will match 50% up to 6% of your earnings. You must be an active employee on December 31st of the plan year for which the match is calculated.

Moving Terms: The Company will pay for the packaging and shipping of your household goods from Southlake, TX to Atlanta, GA through Bekins Moving Company. The Company will provide you with the appropriate contact and website information in order to facilitate your move directly with Bekins. The Company will pay for two house hunting trips for yourself and one additional person to include travel or mileage, hotel and meals. In addition, the company will provide you with three round-trip flights to use while in temporary housing.

Real Estate Transactions: The Company will pay up to a maximum of 6.0% (net) of the sales price of your home in Southlake, TX (up to $25,000) for your use of realtor fees, loan origination fees or other real estate expenses associated with your relocation.

Temporary Housing: The Company will provide a temporary housing allowance up to $2500 per month for 6 months (subject to all applicable payroll taxes).

Relocation Repayment: In the event your employment with the Company is terminated voluntarily, except upon death or disability, within a period of twelve months from the Effective Date, you shall reimburse the Company, immediately upon demand, all relocation expenses and real estate transaction fees (collectively, “Relocation Expenses”). To the extent any such reimbursement creates additional tax liabilities to the Company, the affected Relocation Expenses will be “grossed up” to offset such liabilities. In the case that your employment is involuntarily terminated for no cause, you have no obligations towards Relocation Expenses repayment.

Severance: In the event that your employment with the Company is terminated involuntarily, except in the event of termination for cause or by reason of death or disability, within a period of the first twelve months of employment with the Company, and you execute a separation agreement including a general release form and substance acceptable to the Company, you shall receive three months of base salary paid in normal pay cycle installments, and three months of medical reimbursement paid monthly.

In the event that your employment with the Company is terminated involuntarily, except in the event of termination for cause or by reason of death or disability, after the first twelve months of employment with the Company, and you execute a separation agreement including a general release in form and substance acceptable to the Company, you shall receive six months of base salary paid in normal pay cycle installments, and six months of medical reimbursements paid monthly.

The Company’s policies and plan documents govern benefits provided to employees and should be consulted for the details of the plan. The benefits described in this letter are provided for informational purposes only.

Your employment relationship with the Company is at the will of either party, meaning that your employment with the Company will continue until the employment relationship is terminated by the Company or you. You may terminate your employment at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time with or without cause or advance notice. This at-will employment relationship between the Company and you cannot be changed except in writing signed by the Company’s Chief Executive Officer. Nothing contained in this offer of employment shall be construed as guaranteeing employment for a specific period of time or for future employment. Your employment is subject to all policies and procedures of the Company.

The first 90 days of employment are considered an orientation period that gives you and the Company a chance to get to know each other. Your performance will be evaluated during this time to assess your potential for continued employment. This period also provides you with the opportunity to evaluate the Company as an employer. We encourage you to share your thoughts with your supervisor during your orientation review.

As with all employment offers, this agreement is contingent upon your completion of the Company’s complete application process, including, but not limited to satisfactory completion of a background check and professional references.

It is the Company’s policy not to infringe upon the proprietary information, trade secrets, or confidential information of third parties. In addition, it is the Company’s policy not to interfere with their parties contractual or business relations. Therefore, I also write to confirm that you have represented and warranted that you are not subject to any agreement that would prevent you from performing your duties for the Company, and that you are not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party. Please notify the undersigned if you are subject to a confidentiality, non-compete, or non-solicitation agreement that may restrict your activities at the Company. Finally, I write to confirm that, during your employment with the Company, you will not use, disclose, or reverse engineer (i) any confidential information or trade secrets of any former employee or third party, or (ii) any works of authorship developed in whole or in part by you during any former employment or for any other party, unless authorized in writing by the former employer or third party.

This document supersedes all prior verbal and written compensation discussions and agreements.

Formalities aside, I am very pleased to offer you this position, and I look forward to you becoming part of our Team. Please don’t hesitate to give me a call if you have any questions on any of the above.

Sincerely,

Tracy Young

Chief Executive Officer

TMX Finance